CAPITAL RESERVE CANADA LIMITED ("Corporation")

Special resolutions of the shareholder effective January 15, 2003

AMENDMENT OF THE ARTICLES

RESOLVED AS A SPECIAL RESOLUTION THAT:

1. pursuant to Section 173(1)(m) of the Business Corporations Act (Alberta), the share transfer restrictions as set out in the Articles of Incorporation are hereby amended by declaring the restrictions in their entirely and replaced with the following:

"None";

2. pursuant to Section 173(1)(n) of the Business Corporations Act (Alberta), the other rules or provisions as set out in the Articles of Incorporation are hereby amended by deleting paragraphs (1), (2), and (3) in their entirely and with paragraph (4) being renamed (1), and shall read as follows:

"(1) The directors of the Corporation may, between annual meeting of the Corporation, appoint one or more additional directors of the Corporation to hold office until the next annual meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the close of the last annual meeting of the Corporation."

3. any director or officer is authorized to send to the Register of Corporations (Alberta) articles of amendment in prescribed form and to do all things necessary to implement this special resolution;

4. the shareholders of the Corporation hereby expressly authorize the directors of the Corporations to exercise their discretion as circumstances may require to revoke this resolution before it is acted upon without requiring the further approval of the shareholders of the Corporation in that regard; and

5. this resolution may be executed in as many counterparts as are necessary and all counterparts together shall constitute the resolution. Facsimile signatures shall and do hereby constitute valid approval of these resolutions.

The foregoing resolution is consented to in writing by the sole shareholder of the Corporation pursuant to section 141(1) of the Business Corporation Act (Alberta), as evidence by the signature below.

FACT CORPORATION